Exhibit 99.2

Contact: Whirlpool Corporation

Media: Jill Saletta, 269/923-7405

Media@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

Investor_relations@whirlpool.com

PERIQUITO TO RETIRE FROM WHIRLPOOL CORPORATION

BENTON HARBOR, Mich. – December 16, 2009 – Whirlpool Corporation (NYSE: WHR) announced today that Paulo F.M.O. Periquito, 63, will complete his duties as president, Whirlpool International, on December 31, 2009, while continuing to serve as chairman of the board of directors of Whirlpool S.A. (Whirlpool Latin America) until his planned retirement from Whirlpool Corporation on April 30, 2010.

“Paulo Periquito will leave his role with an impressive list of accomplishments for Whirlpool Corporation during his 14-year career,” said Jeff M. Fettig, Whirlpool chairman and CEO. “Through his direction, the company’s Latin America Region has grown significantly and expanded its leadership position. He also led the company’s international businesses in Europe and Asia and effectively instilled disciplined management processes throughout the company. Notably, Paulo also grew a generation of leaders, ensuring a smooth transition and continuity of leadership.”

“I am proud to be a part of an organization that has accomplished so much,” Periquito said. “My retirement has been planned for some time, and I’m pleased to have an orderly transition plan in place. I will always value the relationships I have formed during my time here. Whirlpool Corporation is a great company with wonderful people for whom I have the utmost respect.”

Periquito was named president, Whirlpool International in 2007. He joined the company in 1996 as president of the appliance business in Brazil and was named executive vice president, Whirlpool Corporation and president, Whirlpool Latin America, in 1997. A native of Recife in Pernambuco, Brazil, Periquito holds a degree in mechanical engineering from the Federal University of Pernambuco.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2008, 70,000 employees, and 67 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (2) the effects of the global economic crisis on our customers, suppliers and the availability of credit; (3) Whirlpool’s ability to continue its relationship with significant trade customers, including Sears Holding Corporation in North America (accounting for approximately 11% of Whirlpool’s 2008 consolidated net sales of $18.9 billion) and the ability of these trade customers to maintain or increase market share; (4) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (5) the ability of Whirlpool to manage foreign currency fluctuations; (6) litigation including product liability and product defect claims; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (10) health care cost trends and regulatory changes that could increase future funding obligations for pension and other postretirement benefit plans; (11) Whirlpool’s ability to obtain and protect intellectual property rights; (12) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (13) the effects of governmental investigations or related actions by third parties; (14) the impact of labor relations; (15) our ability to attract, develop and retain executives and other qualified employees; (16) the cost of compliance with environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

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